UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2023

MYCOTOPIA THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56022	87-0645794
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

100 SE 2nd St, Suite 2000

Miami, Florida 33131

(Address of Principal Executive Offices)

(954) 233-3511

(Registrant's Telephone Number including Area Code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 28, 2023, Mycotopia Therapies Inc. (the “Company”) entered into an Asset Sale and Purchase Agreement (the “Asset Purchase Agreement”) and Intellectual Property Assignment Agreement (the “IP Assignment”) with Philon Labs, LLC (“Philon Labs”) for the acquisition of certain assets of Philon Labs including the intellectual property related to its “Phill Robot” and “Milky Way” products.

In consideration for the acquisition of the Assets, Mycotopia Therapies will issue a new class of Preferred Stock (the “Preferred Stock”) with a face value of $2,000,000, convertible into shares of the Company’s Common Stock (the “Common Stock”). All shares of Preferred Stock and Common Stock issued in conjunction with the transaction will be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also entered into employment agreements that have revenue-based incentives connected to sales generated by the assets acquired. The incentives could result in the employees receiving up to $7,000,000 of the Preferred Stock over a three-year period.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the transaction described in Item 1.01 above, the Company is issuing $2,000,000 face value of preferred stock of the Company that is convertible into shares of the Company’s Common Stock

Item 7.01 Regulation FD Disclosure.

On December 4, 2023, the Company issued a press release announcing the acquisition of certain assets of Philon Labs LLC.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Asset Sale and Purchase Agreement
10.2	Intellectual Property Assignment Agreement
99.1	Press Release announcing acquisition of assets from Philon Labs LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mycotopia Therapies, Inc.
a Nevada corporation

Date: December 4, 2023	By: /s/Ben Kaplan
Name: Ben Kaplan
Title: Chief Executive Officer and Principal Accounting Officer